UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2009

NEW MEDIA LOTTERY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49884	87-0705063
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1400 Technology Drive, Harrisonburg, Virginia	22802
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 540-437-1688

370 Neff Ave, Suite L, Harrisonburg, Virginia 22801
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02 Unregistered Sales of Equity Securities.

On August 13, 2009, New Media Lottery Services, Inc. (the "Registrant") entered into a Securities Purchase Agreement with Trafalgar Capital Specialized Investment Fund-FIS ("Trafalgar"), which was described in the Registrant's annual report on Form 10-K as filed with the Securities and Exchange Commission on August 13, 2009 (the "2009 10-K").  Under the Purchase Agreement, Trafalgar agreed to purchase, in its sole discretion, upon the Registrant's request, up to $1 million in principal amount of convertible redeemable debentures from the Registrant.  As additional consideration therefor, the Registrant agreed to issue 2 million shares of convertible, redeemable preferred stock to Trafalgar.  On August 21, 2009, the parties agreed on the terms of the preferred stock and on that date, the Registrant filed a certificate of designation with the State of Delaware setting forth the terms and restrictions of the Series A Convertible Preferred Stock ("Series A Preferred Stock") to be issued to Trafalgar.

On August 24, 2009, the Registrant issued 2 million shares of Series A Preferred Stock to Trafalgar pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof.

Also on August 24, 2009, Trafalgar loaned the Registrant the sum of $275,000 pursuant to the terms of the Purchase Agreement.  The Registrant received $135,000 of the loan on August 24, 2009 and expects to receive the balance due, less certain fees and expenses of Trafalgar as provided in the Purchase Agreement, in the next several weeks.  In consideration of the loan, the Registrant issued to Trafalgar a Secured Convertible Redeemable Debenture which is repayable commencing on October 30, 2009 in monthly installments of principal and interest in the amount of $____.  The terms of the debenture are discussed in the 2009 10-K.  After giving effect to the sale of the debenture described herein, there remains available to the Registrant the sum of $425,000 under the credit facility described in the Purchase Agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 21, 2009, the Registrant filed a certificate of designation with the State of Delaware setting forth the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock.  Set forth below is a summary of the terms of the Series A Preferred Stock:

(a) Name, Class and Stated Value: The name of the class of preferred shares is "Series A Convertible Preferred Stock."  The number of shares comprising the class is two million with an initial stated value of $1.00.

(b) Dividends:  If the Registrant declares a dividend on the common stock, the holders of shares of Series A Preferred Stock are entitled to receive, and the Board of Directors must declare, dividends in an amount equal to the amount of dividends such holders would have received if each share of Series A Preferred Stock had been converted into a number of shares of the Registrant’s common stock calculated by dividing the stated value ($1) by $.05 (the "Fixed Conversion Price").

(c) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales:

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Registrant, the holders of shares of Series A Preferred Stock will be entitled to be paid, out of the assets of the Registrant available for distribution, before any payment is made to the holders of any junior securities (including the common stock), an amount per share equal to $1.00 per share (the "Base Amount") plus any accrued but unpaid dividends.  If upon any such liquidation, dissolution or winding up of the Registrant, the assets available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled, they will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them.

(ii) Deemed Liquidation Events.  The entry by the Registrant into a merger or consolidation in which either (i) the Registrant is a constituent party, or (ii) a subsidiary of the Registrant is a constituent party and the Registrant issues shares of its capital stock pursuant to such merger or consolidation (a "Deemed Liquidation Event").  The foregoing does not include any merger or consolidation involving the Registrant or a subsidiary in which the shares of capital stock of the Registrant outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock or other equity interests of (1) the surviving entity or (2) if the surviving entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving entity (after giving effect to the issuance of shares of common stock upon exercise of options or warrants and the conversion of convertible securities, in each case outstanding immediately prior to such merger or consolidation); or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Registrant or any subsidiary, of all or a majority of the assets or revenue or earnings generating capacity of the Registrant and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Registrant if a majority of the assets or revenue or earnings generating capacity of the Registrant and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Registrant.  Unless the holders of a majority of the outstanding shares of Series A Preferred Stock elect otherwise, they shall be entitled to receive from the proceeds of the Deemed Liquidation Event an amount per share of outstanding Series A Preferred Stock equal to what they would have received under an event described in section (c)(i), above.

(ii) The Registrant may not affect a Deemed Liquidation Event unless the agreement for such transaction provides that the consideration payable to the stockholders of the Registrant will be allocated among the holders of capital stock of the Registrant as if it were a voluntary liquidation as provided in section (a), above.  In the event of a Deemed Liquidation Event, if the Registrant does not effect a dissolution of the Registrant within ninety days after such event, (i) the Registrant must so advise the holders of Series A Preferred Stock and advise them that they have a right to require the Registrant to redeem their shares of Series A Preferred Stock using the proceeds from any Deemed Liquidation Event, together with any other assets of the Registrant available for distribution to its at a price per share equal to the “Redemption Price” (as defined below.  If the available proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Registrant will redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of available proceeds.

If a holder of Series A Convertible Preferred Stock advised the Registrant of its election to be excluded from the redemption provided above, then the shares of Series A Convertible Preferred Stock registered on the books of the Registrant in the name of such holder at the time of the Registrant’s receipt of such notice will thereafter be “Excluded Shares.”  Excluded Shares will not be redeemed, whether in such Deemed Liquidation Event or thereafter.

(d) Voting.  Holders of shares of Series A Preferred Stock are entitled to votes the number of whole shares of Common Stock into which their shares of Series A Preferred Stock are convertible if converted at the Fixed Conversion Price (as defined below) on all matters presented to the stockholders of the Registrant for their action or consideration at any meeting of stockholders of the Registrant (or by written consent of stockholders in lieu of meeting),

(e) Optional Conversion. Holders of Series A Preferred Stock have the right to convert their shares at any time into a number of shares of common stock as shall be determined by dividing $1 (the Base Amount) by the lower of (A) $0.05 (the “Fixed Conversion Price”) and (B) a fifteen percent (15%) discount to the lowest daily closing Volume Weighted Average Price of the Common Stock as reported by Bloomberg, LP during the five (5) trading days after the conversion date (the “Series A Conversion Price”).  In the event of a liquidation, dissolution or winding up of the Registrant or a Deemed Liquidation Event, the conversion rights will terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

The Registrant will at all times keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of common stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock at the Fixed Conversion Price; and if at any time the number of authorized but unissued shares of common stock is not sufficient to effect such conversion, the Registrant will take such action as may be necessary to increase its authorized but unissued shares of common stock to such number of shares as will be sufficient for such purposes,

If there occurs any reorganization, recapitalization, reclassification, consolidation or merger involving the Registrant in which the common stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock will be convertible in lieu of the common stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of common stock of the Registrant issuable upon conversion of one share of Series A Preferred Stock immediately prior to such event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Registrant) will be made with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock.

(f) Redemption of  Shares. Each share of Series A Preferred Stock will be redeemable, at the option of the Registrant, at any time at the redemption price of $1.00 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
99.1	Series A Convertible Preferred Stock Designation.
99.2	Secured Convertible Redeemable Debenture in the Principal Amount of $275,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIA LOTTERY SERVICES, INC.

Date: August 26, 2009	By:	/s/ John T. Carson
John T. Carson, President